--------                                                                                                  --------------------------
 FORM 4                                                                                                          OMB APPROVAL
--------                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
[ ] CHECK THIS BOX IF NO LONGER                     WASHINGTON, D.C. 20549                                OMB Number      3235-0267
    SUBJECT TO SECTION 16. FORM                                                                           Expires: September 30,1998
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    CONTINUE.                                                                                             hours per response..  0.5
                                                                                                          --------------------------
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                  Section 17(a) of the Public Utility Holding Company Act of 1935
(Print or Type Responses)              or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting    |2. Issuer Name and Ticker or Trading Symbol        |6. Relationship of Reporting Person(s)
   Person                           |                                                   |   to Issuer (Check all applicable)
Miller, III    Lloyd         I      |   Century Casinos, Inc. (CNTY)                    |  _____ Director  __x__ 10% Owner
----------------------------------------------------------------------------------------|  _____ Officer (give title below)
(Last)        (First)     (Middle)  |3. IRS or Social         |4. Statement for         |  _____ Other (specify below)
                                    |   Security Number       |   Month/Year            |   ________________________________
4550 Gordon Drive                   |   of Reporting          |   April, 2001           |
------------------------------------|   Person (Voluntary)    |-------------------------|-------------------------------------------
               (Street)             |                         |5. If Amendment,         |7. Individual or Joint/Group Filing
                                    |   ###-##-####           |   Date of Original      |   (Check Applicable Law)
                                    |                         |   (Month/Year)          |_x_ Form filed by One Reporting Person
                                    |                         |                         |___ Form filed by More than One
Naples           FL         34102   |                         |                         |    Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)     (Zip)   |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                |2.Transaction|3.Transaction|4.Securities Acquired   |5.Amount of   |6.Owner-   |7.Nature
   (Instr. 3)                       |  Date       |  Code       |  (A) or Disposed of (D)|  Securities  |  ship     |  of
                                    |             |  (Instr. 8) |  (Instr. 3, 4 and 5)   |  Beneficially|  Form:    |  Indirect
                                    |  (Month/Day/|             |                        |  Owned at End|  Direct   |  Beneficial
                                    |  Year)      |-------------|------------------------|  of Month    |  (D) or   |  Ownership
                                    |             |      |      |        | (A)  |        |  (Instr. 3   |  Indirect |  (Instr.4)
                                    |             |      |      |        | or   |        |  and 4)      |  (I)      |
                                    |             | Code |   V  | Amount | (D)  | Price  |              |  (Instr.4)|
------------------------------------|-------------|------|------|--------|------|--------|--------------|-----------|---------------
Common Stock                        |  4/5/01     | P    |      | 5,900  |  A   | $1.6875|  371,800     |   D       |
------------------------------------|-------------|------|------|--------|------|--------|--------------|-----------|---------------
Common Stock                        |             |      |      |        |      |        | 1,017,964(1) |   I       |By Lloyd
                                    |             |      |      |        |      |        |              |           |I. Miller,
                                    |             |      |      |        |      |        |              |           |III, Trust
                                    |             |      |      |        |      |        |              |           |A-4
                                    |             |      |      |        |      |        |              |           |
                                    |             |      |      |        |      |        |              |           |
                                    |             |      |      |        |      |        |              |           |
------------------------------------|-------------|------|------|--------|------|--------|--------------|-----------|---------------
Common Stock                        |             |      |      |        |      |        |567,445(1)    |   I       |By Milfam I,
                                    |             |      |      |        |      |        |              |           |L.P.
                                    |             |      |      |        |      |        |              |           |
                                    |             |      |      |        |      |        |              |           |
                                    |             |      |      |        |      |        |              |           |
                                    |             |      |      |        |      |        |              |           |
                                    |             |      |      |        |      |        |              |           |
------------------------------------------------------------------------------------------------------------------------------------

FORM 4 (CONTINUED)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Conversion  | 3. Transaction | 4. Transaction | 5. Number of    | 6. Date Exer-    | 7. Title and Amount
   Security (Instr. 3) |    or Exercise |    Date        |    Code        |    Derivative   |    cisable and   |    of Underlying
                       |    Price of    |                |    (Instr. 8)  |    Securities   |    Expiration    |    Securities
                       |    Derivative  |    (Month/Day/ |                |    Acquired (A) |    Date          |    (Instr. 3 and 4)
                       |    Security    |    Year)       |                |    or Disposed  |    (Month/Day/   |
                       |                |                |                |    of (D)       |    Year)         |
                       |                |                |                |    (Instr. 3,   |---------------------------------------
                       |                |                |                |     4, and 5)   | Date    | Expir- |       | Amount or
                       |                |                |----------------|-----------------| Exer-   | ation  | Title | Number of
                       |                |                |  Code  |   V   |  (A)  |  (D)    | cisable | Date   |       | Shares
------------------------------------------------------------------------------------------------------------------------------------
                       |                |                |        |       |       |         |         |        |       |
                       |                |                |        |       |       |         |         |        |       |
-----------------------|----------------|----------------|--------|-------|-------|---------|---------|--------|-------|------------
                       |                |                |        |       |       |         |         |        |       |
                       |                |                |        |       |       |         |         |        |       |
-----------------------|----------------|----------------|--------|-------|-------|---------|---------|--------|-------|------------
                       |                |                |        |       |       |         |         |        |       |
                       |                |                |        |       |       |         |         |        |       |
------------------------------------------------------------------------------------------------------------------------------------
 8. Price of   | 9. Number of    | 10. Ownership     | 11. Nature of  |
    Derivative |    Derivative   |     Form of       |     Indirect   |
    Security   |    Securities   |     Derivative    |     Beneficial |
    (Instr. 5) |    Beneficially |     Security;     |     Ownership  |
               |    Owned at End |     Direct (D) or |     (Instr. 4) |
               |    of Month     |     Indirect (I)  |                |
               |    (Instr. 4)   |     (Instr. 4)    |                |
----------------------------------------------------------------------|
               |                 |                   |                |
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
               |                 |                   |                |
-----------------------------------------------------------------------

Explanation of Responses

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein

                                                                        /s/ Lloyd I. Miller, III                      5/10/01
                                                                      ------------------------------------        -----------------
                                                                         **Signature of Reporting Person                Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person:| 2. Issuer Name and Ticker or Trading Symbol      |3. Statement for Month/Year
                                        |                                                  |
Miller, III   Lloyd          I.         |    Century Casinos, Inc. (CNTY)                  |   April, 2001
------------------------------------------------------------------------------------------------------------------------------------
 (Continued)                            |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2.Transaction |3.Transaction |4.Securities Acquired   |5.Amount of   |6.Owner-  |7.Nature
   (Instr 3)                            |  Date        |  Code        |  (A) or Disposed of (D)|  Securities  |  ship    |  of
                                        |              |  (Instr. 8)  |  (Instr. 3, 4 and 5)   |  Beneficially|  Form    |  Indirect
                                        | (Month/Day/  |--------------|------------------------|  Owned at End|  Direct  |  Bene-
                                        |   Year)      |      |       |Amount | (A)  |  Price  |  of Month    |  (D) or  |  ficial
                                        |              | Code | V     |       |  or  |         |  (Instr. 3   |  Indirect|  Owner-
                                        |              |      |       |       | (D)  |         |    and 4)    |  (I)     |  ship
                                        |              |      |       |       |      |         |              |(Instr. 4)|
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 12,000(1)    |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | Trust
                                        |              |      |       |       |      |         |              |          | A-2
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 6,000(1)     |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | Trust
                                        |              |      |       |       |      |         |              |          | A-3
                                        |              |      |       |       |      |         |              |          |
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 5,000(1)     |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | Trust
                                        |              |      |       |       |      |         |              |          | A-1
                                        |              |      |       |       |      |         |              |          |
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 17,300(1)    |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | custodian
                                        |              |      |       |       |      |         |              |          | under
                                        |              |      |       |       |      |         |              |          | Florida
                                        |              |      |       |       |      |         |              |          | UGMA for
                                        |              |      |       |       |      |         |              |          | Lloyd I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | IV
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 223,671(1)   |    I     | By Milfam
                                        |              |      |       |       |      |         |              |          | II, L.P.
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 115,300(1)   |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | Trust C
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 28,000(1)    |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | Trustee,
                                        |              |      |       |       |      |         |              |          | GST
                                        |              |      |       |       |      |         |              |          | f/b/o
                                        |              |      |       |       |      |         |              |          | Catherine
                                        |              |      |       |       |      |         |              |          | C. Miller
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 4,000(1)     |    I     | By Wife
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
                                        |              |      |       |       |      |         |              |          |
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person:| 2. Issuer Name and Ticker or Trading Symbol:     |3. Statement for Month/Year
                                        |                                                  |
Miller, III   Lloyd          I.         |    Century Casinos, Inc. (CNTY)                  |   April, 2001
------------------------------------------------------------------------------------------------------------------------------------
 (Continued)                            |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2.Transaction |3.Transaction |4.Securities Acquired   |5.Amount of   |6.Owner-  |7.Nature
   (Instr. 3)                           |  Date        |  Code        |  (A) or Disposed of (D)|  Securities  |  ship    |  of
                                        |              |  (Instr. 8)  |  (Instr. 3, 4 and 5)   |  Beneficially|  Form    |  Indirect
                                        |  (Month/Day/ |--------------|------------------------|  Owned at End|  Direct  |  Bene-
                                        |    Year)     |      |       |Amount | (A)  |  Price  |  of Month    |  (D) or  |  ficial
                                        |              | Code | V     |       |  or  |         |  (Instr. 3   |  Indirect|  Owner-
                                        |              |      |       |       | (D)  |         |    and 4)    |  (I)     |  ship
                                        |              |      |       |       |      |         |              |(Instr. 4)|
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 29,800(1)    |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | custodian
                                        |              |      |       |       |      |         |              |          | under
                                        |              |      |       |       |      |         |              |          | Florida
                                        |              |      |       |       |      |         |              |          | UGMA for
                                        |              |      |       |       |      |         |              |          | Alexandra
                                        |              |      |       |       |      |         |              |          | B. Miller
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------
Common Stock                            |              |      |       |       |      |         | 14,500(1)    |    I     | By Lloyd
                                        |              |      |       |       |      |         |              |          | I.
                                        |              |      |       |       |      |         |              |          | Miller,
                                        |              |      |       |       |      |         |              |          | III,
                                        |              |      |       |       |      |         |              |          | Trustee
                                        |              |      |       |       |      |         |              |          | GST f/b/o
                                        |              |      |       |       |      |         |              |          | Lloyd I.
                                        |              |      |       |       |      |         |              |          | Miller
----------------------------------------|--------------|------|-------|-------|------|---------|--------------|----------|----------